UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 18, 2008

NeoMagic Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	000-22009	77-0344424
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3250 Jay Street, Santa Clara, California	95054
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (408) 988-7020

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.	Costs Associated with Exit or Disposal Activities.

Beginning September 19, 2008, management of NeoMagic Corporation (the “Company”), acting based upon a plan approved by the Company’s Board of Directors, eliminated 52 positions in the Company. At this time, the Company is unable to determine the amounts of one-time termination benefits, contract termination costs and other associated costs and expected cash flows associated with these terminations.

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

The Company received a Nasdaq Staff deficiency letter on September 18, 2008, indicating that the Company no longer complies with Marketplace Rule 4310(c)(3), which requires the Company to have a minimum of $2.5 million of shareholders’ equity or $35.0 million of market value of listed securities or $0.5 million of net income from continuing operations for the most recently completed fiscal year or two of the three most recently completed fiscal years. Based upon the Company’s Form 10-Q for the quarter ended July 27, 2008, these requirements have not been satisfied. The Company currently does not expect to maintain its listing on The Nasdaq Capital Market and will not seek to challenge delisting for failure to meet various requirements. In addition, the Company has requested Nasdaq to suspend trading in its common stock immediately for an indefinite period of time.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors, Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 23, 2008, Brett Moyer, Carl Stork and David Tomasello, each independent directors of the Company, and in the case of Messrs. Moyer and Stork, members of the Company’s audit committee, notified the Company that they were resigning as directors of NeoMagic Corporation effective September 23, 2008.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press Release dated September 24, 2008.*

* Furnished, not filed.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NeoMagic Corporation
(Registrant)

Date:	September 24, 2008	/s/ Steven P. Berry
Steven P. Berry Chief Financial Officer

Exhibit No.	Description
99.1	Press Release dated September 24, 2008.*

* Furnished, not filed.